Mueller Industries, Inc. Reports Fourth Quarter and Fiscal 2019 Earnings

Collierville, Tenn., February 4, 2020 -- Mueller Industries, Inc. (NYSE: MLI) announced today operating income for the fourth quarter of $44.4 million, compared with $40.0 million in the same quarter of 2018. Net income for the quarter was $28.2 million, or 50 cents per diluted share, on net sales of $543.8 million, compared with net income of $26.9 million, or 47 cents per diluted share, on net sales of $559.1 million in the fourth quarter of 2018.
On a full year basis, the Company reported operating income of $191.4 million, compared with $173.0 million in fiscal year 2018. Net income for the year was $101.0 million, or $1.79 per diluted share, on net sales of $2.4 billion, compared with net income of $104.5 million, or $1.82 per diluted share, on net sales of $2.5 billion in 2018.

Financial and Operating Highlights:
Fourth Quarter:

•	The average price of copper was 2.4 percent lower compared with the prior year period, which impacted net sales for both our Piping Systems and Industrial Metals segments.

•
Net sales declined 2.7 percent compared with the prior year period as a result of both lower copper prices and lower shipments in our Industrial Metals segment. Declines were partially offset by higher sales volume in our Piping Systems and Climate businesses.

•	We recorded a $191,000 loss on our investment in Tecumseh compared to $1.4 million of income in the prior year.
Full Year:

•	The average price of copper was 7.2 percent lower as compared with the prior year, averaging $2.72 per pound.

•
Net sales declined 3.1 percent as compared with the prior year primarily as a result of both lower copper prices and lower shipments in our Industrial Metals segment. Declines were offset by sales from ATCO, a business acquired in the third quarter of 2018.

•
We recorded a $22.0 million loss on our investment in Tecumseh compared with a $10.0 million loss in the prior year. On an adjusted basis, excluding Tecumseh, 2019 diluted earnings per share would have been $2.19, compared with $1.95 in 2018, a 12.3 percent increase.

•	We generated $200.5 million in cash from operations.

•	We repaid $110.4 million of debt, and ended the year with a debt to total capitalization ratio of 37 percent.

•	Our current ratio is 3.0 to 1, and return on equity for the year was 16 percent.

Regarding the business, Greg Christopher, Mueller CEO, said, “Our diverse portfolio of businesses proved to be a strength as we delivered another year of double digit operating income growth. Our businesses continue to execute their operational plans and remain focused on the long term. Prudent capital deployment and laser focused execution are core operating principles and drivers of our strong cash generation.”
He added, “Our outlook for 2020 remains positive despite softening of the industrial markets, which we experienced during the fourth quarter. Cost mitigation initiatives we undertook in the second half of 2019, combined with improved performance in our Piping Systems and Climate businesses support our expectations. Our Piping Systems and Climate businesses benefit from building construction, one of the principal market sectors in which we operate. The fundamentals of the construction sector remain solid, and the economies we operate in are healthy or improving.”
Lastly, he continued, “Tecumseh’s operating results improved in the second half of the year. We expect earnings to be bumpy as management continues to aggressively execute its restructuring plan.”

Mueller Industries, Inc. is an industrial manufacturer that specializes in copper and copper alloy manufacturing while also producing goods made from aluminum, steel, and plastics. It is headquartered in Collierville, Tennessee and comprises a network of operations in the United States, Canada, Mexico, Great Britain, South Korea, the Middle East, and China. Its products include tubing, fittings, valves, vessels, and related items for plumbing and HVACR related piping systems, as well as rod, forgings, extrusions, and various components for OEM applications. Products are distributed into sectors such as building construction, appliance, defense, energy, and automotive.

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Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company’s SEC filings. The words “outlook,” “estimate,” “project,” “intend,” “expect,” “believe,” “target,” “encourage,” “anticipate,” “appear,” and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

CONTACT
Jeffrey A. Martin
(901) 753-3226

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Quarter Ended		For the Year Ended
(In thousands, except per share data)	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018

Net sales	$543,839	$559,087	$2,430,616	$2,507,878

Cost of goods sold	449,481	473,954	2,035,610	2,150,400
Depreciation and amortization	10,837	10,474	42,693	39,555
Selling, general, and administrative expense	39,557	36,892	161,395	148,635
Insurance recovery	(485)	(2,195)	(485)	(3,681)

Operating income	44,449	39,962	191,403	172,969

Interest expense	(5,548)	(6,471)	(25,683)	(25,199)
Environmental expense	(440)	(623)	(1,321)	(1,320)
Other income, net	(20)	1,713	1,684	3,967

Income before income taxes	38,441	34,581	166,083	150,417

Income tax expense	(7,614)	(7,773)	(35,257)	(30,952)
(Loss) income from unconsolidated affiliates, net of foreign tax	(854)	923	(24,594)	(12,645)

Consolidated net income	29,973	27,731	106,232	106,820

Net income attributable to noncontrolling interests	(1,803)	(874)	(5,260)	(2,361)

Net income attributable to Mueller Industries, Inc.	$28,170	$26,857	$100,972	$104,459

Weighted average shares for basic earnings per share	55,869	56,555	55,798	56,782
Effect of dilutive stock-based awards	611	377	545	487

Adjusted weighted average shares for diluted earnings per share	56,480	56,932	56,343	57,269

Basic earnings per share	$0.50	$0.47	$1.81	$1.84

Diluted earnings per share	$0.50	$0.47	$1.79	$1.82

Dividends per share	$0.10	$0.10	$0.40	$0.40

Summary Segment Data:

Net sales:
Piping Systems Segment	$349,182	$350,961	$1,542,456	$1,645,633
Industrial Metals Segment	120,336	139,129	554,373	651,061
Climate Segment	79,362	72,215	356,215	229,069
Elimination of intersegment sales	(5,041)	(3,218)	(22,428)	(17,885)

Net sales	$543,839	$559,087	$2,430,616	$2,507,878

Operating income:
Piping Systems Segment	$31,724	$22,453	$131,879	$122,829
Industrial Metals Segment	15,026	21,770	61,724	75,607
Climate Segment	9,343	7,450	42,727	24,118
Unallocated expenses	(11,644)	(11,711)	(44,927)	(49,585)

Operating income	$44,449	$39,962	$191,403	$172,969

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)	December 28, 2019	December 29, 2018
ASSETS
Cash and cash equivalents	$97,944	$72,616
Accounts receivable, net	269,943	273,417
Inventories	292,107	329,795
Other current assets	33,778	26,790

Total current assets	693,772	702,618

Property, plant, and equipment, net	363,128	370,633
Operating lease right-of-use assets	26,922	—
Other assets	287,118	296,298

	$1,370,940	$1,369,549

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of debt	$7,530	$7,101
Accounts payable	85,644	103,754
Current portion of operating lease liabilities	5,250	—
Other current liabilities	135,863	121,946

Total current liabilities	234,287	232,801

Long-term debt	378,724	489,597
Pension and postretirement liabilities	22,208	29,055
Environmental reserves	19,972	20,009
Deferred income taxes	21,094	16,615
Noncurrent operating lease liabilities	22,388	—
Other noncurrent liabilities	10,131	18,212

Total liabilities	708,804	806,289

Total Mueller Industries, Inc. stockholders’ equity	643,468	548,356
Noncontrolling interests	18,668	14,904

Total equity	662,136	563,260

	$1,370,940	$1,369,549

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	For the Year Ended
(In thousands)	December 28, 2019	December 29, 2018

Cash flows from operating activities
Consolidated net income	$106,232	$106,820
Reconciliation of consolidated net income to net cash provided by operating activities:
Depreciation and amortization	43,011	39,873
Stock-based compensation expense	8,744	8,035
Loss from unconsolidated affiliates	24,594	12,645
Gain on disposals of assets	(963)	(253)
Insurance proceeds - noncapital related	485	2,306
Change in the fair value of contingent consideration	3,625	—
Insurance recovery	(485)	(3,681)
Deferred income tax (benefit) expense	(428)	170
Provision for doubtful accounts receivable	(80)	—
Changes in assets and liabilities, net of effects of businesses acquired and sold:
Receivables	6,585	(11,342)
Inventories	39,561	27,512
Other assets	(15,639)	14,353
Current liabilities	(7,076)	(15,680)
Other liabilities	(7,944)	(14,769)
Other, net	322	1,903

Net cash provided by operating activities	200,544	167,892

Cash flows from investing activities
Proceeds from sale of assets, net of cash transferred	3,240	18,703
Acquisition of businesses, net of cash acquired	3,465	(167,677)
Capital expenditures	(31,162)	(38,481)
Insurance proceeds - capital related	—	1,968
Investment in unconsolidated affiliates	(16,000)	(1,609)

Net cash used in investing activities	(40,457)	(187,096)

Cash flows from financing activities
Dividends paid to stockholders of Mueller Industries, Inc.	(22,325)	(22,705)
Dividends paid to noncontrolling interests	(846)	(592)
Issuance of long-term debt	100,658	204,233
Repayments of long-term debt	(206,718)	(172,002)
Repayment of debt by consolidated joint ventures, net	(4,305)	(2,915)
Repurchase of common stock	(1,763)	(33,562)
Payment of contingent consideration	(3,170)	—
Net cash used to settle stock-based awards	(1,225)	(726)

Net cash used in financing activities	(139,694)	(28,269)

Effect of exchange rate changes on cash	511	(1,952)

Increase (decrease) in cash, cash equivalents, and restricted cash	20,904	(49,425)
Cash, cash equivalents, and restricted cash at the beginning of the year	77,138	126,563

Cash, cash equivalents, and restricted cash at the end of the year	$98,042	$77,138

MUELLER INDUSTRIES, INC.
Reconciliation of Net Income as Reported to Non-GAAP Financial Measures Without Loss from the Unconsolidated Affiliate Tecumseh Products
(Unaudited)

Earnings attributable to normal operations without the loss from Tecumseh Products (Tecumseh) is a measurement not derived in accordance with generally accepted accounting principles (GAAP). Excluding the loss is useful as it measures the operating results that are the outcome of daily operating decisions made in the normal course of business. Reconciliation of earnings attributable to normal operations without the loss from Tecumseh to net income as reported is as follows:

(In thousands, except per share data)	For the Year Ended December 28, 2019
	As Reported (GAAP)	Loss from Tecumseh	As Adjusted (Non-GAAP)

Income before income taxes	$166,083	$—	$166,083

Income tax expense	(35,257)	538	(34,719)
Loss from unconsolidated affiliates, net of foreign tax	(24,594)	22,026	(2,568)

Consolidated net income	106,232	22,564	128,796

Net income attributable to noncontrolling interests	(5,260)		(5,260)

Net income attributable to Mueller Industries, Inc.	$100,972	$22,564	$123,536

Diluted earnings per share	$1.79	$0.40	$2.19

(In thousands, except per share data)	For the Quarter Ended December 29, 2018
	As Reported (GAAP)	Loss from Tecumseh	As Adjusted (Non-GAAP)

Income before income taxes	$150,417	$—	$150,417

Income tax expense	(30,952)	(2,775)	(33,727)
Loss from unconsolidated affiliates, net of foreign tax	(12,645)	10,025	(2,620)

Consolidated net income	106,820	7,250	114,070

Net income attributable to noncontrolling interests	(2,361)		(2,361)

Net income attributable to Mueller Industries, Inc.	$104,459	$7,250	$111,709

Diluted earnings per share	$1.82	$0.13	$1.95